Exhibit 99.1

Investor Contact: William J. Moss
Vice President, Treasurer
(201) 571-4019

Press Contact: Richard P. De Santa
Senior Director, Corporate Affairs
(201) 571-4495

A&P, Pathmark Complete Merger

***********
Purchase by A&P forms 450-store, $9.4 billion chain
************
Integration of companies to produce $150 million in synergies
************
A&P to maintain Pathmark name, store network
************
A&P retains substantially all Pathmark store operations
personnel and approximately 125 corporate associates

MONTVALE, NJ – (December 3, 2007) – The Great Atlantic & Pacific Tea Company, Inc. (A&P)(NYSE:GAP) today announced the completion of its acquisition of Pathmark Stores, Inc. (Carteret, N.J.), for $1.4 billion in cash, stock and assumed or retired debt. In the transaction, Pathmark shareholders received $9.00 in cash and 0.12963 shares of A&P stock for each Pathmark share.

The merger forms a chain of approximately 450 stores with $ 9.4 billion in annual sales volume, with leading market share in the New York metropolitan area, the nation’s largest consumer market, as well as significantly increased market share in greater Philadelphia and Baltimore.

Exhibit 99.1

The transaction creates substantial value for the combined company. A&P highlighted the following key aspects of the completed acquisition:

  The addition of the Pathmark brand and its high volume, price impact operating format, which complements A&P’s Fresh, Discount and Gourmet operations, provides the most diverse range of targeted food retail formats in the Northeast.

  An expanded portfolio of attractive real estate and strategic store locations across the Northeast’s most densely-populated markets.

  The retention of 97% combined company EBITDA from store operations, based on historical financials proforma for required divestitures.

  An improved financial profile based on $150 million in integration synergies which are anticipated to be achieved within 18 - 24 months.

  The merger of A&P’s and Pathmark’s respective technology strengths, which forms a strong platform to support the combined business.

  The retention of key Pathmark management personnel to support integration activities and operate the combined business going forward.

Christian Haub, Executive Chairman of A&P, said, “We are thrilled to bring to fruition this truly historic transaction for A&P and our associates, for the many Pathmark employees now joining our family of retail banners, and for the investors, customers and suppliers of both businesses. The merger of these iconic brands will transform A&P’s financial performance, efficiency and competitiveness, create substantial value for shareholders, and offer enhanced security and opportunity for associates.”

Eric Claus, A&P President and CEO, said, “The addition of Pathmark fortifies our strength and marketing capability in the Northeast, where we are now focusing all resources and development. With its excellent locations, powerful price and value merchandising and high sales productivity, the Pathmark store network complements A&P’s Fresh, Discount and Gourmet formats, rounding out a formidable portfolio of retail offers.

“We are additionally encouraged by recent sales performance, especially during the key Thanksgiving period, which bodes well for a good holiday selling season for the combined Company. Down the road, our diversified

Exhibit 99.1

portfolio and realization of all back stage economies will drive sustainable profitability and future breakthrough performance. We’re excited to welcome our new colleagues from Pathmark as they join forces with our great team to make the New A&P the best in the business,” Mr. Claus said.

In conclusion, Mr. Haub said “Our goal now is to efficiently integrate the businesses based on the comprehensive plan developed over the last eight months under the direction of senior management and outside experts. We look forward to the future of our combined company with full confidence in the long-range success we will achieve and the value and benefits we will create for all of our key stakeholders."

JPMorgan served as financial advisor and Cahill Gordon & Reindel LLP and Axinn, Veltrop LLP served as legal advisors to A&P. Cravath, Swaine & Moore LLP served as legal counsel for Tengelmann. Latham & Watkins LLP served as legal advisors to Pathmark Stores, Inc.

About The Great Atlantic & Pacific Tea Company, Inc.

Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 450 stores in 6 states and the District of Columbia under the following trade names: A&P, Pathmark, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh and Food Basics.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers.

##########